SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 20, 2003

United Park City Mines Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-3753	87-0219807
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification #)
incorporation)

P.O. Box 1450, Park City, UT 84060

(Address of Principal Executive Office)

(435) 649-8011

(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events and Regulation FD Disclosure.

On June 19, 2003, United Park City Mines Company (the "Company") entered into a Memorandum of Understanding for the settlement and release of all claims by Pennsylvania Avenue Partners, L.L.C., seeking class status against the Company and each of its directors (the "Action"), in connection with the Company’s proposed merger (the "Merger") into a subsidiary of Capital Growth Partners LLC ("CGP"). In order to settle the Action, and without admitting to any of the allegations, the Company has agreed to make certain amendments to the previously disclosed Reinstatement of Agreement and Plan of Merger dated as of May 12, 2003, among the Company, its majority stockholder, CGP and a subsidiary of CGP (the "Merger Agreement"). The changes to the Merger Agreement include: (i) simplifying the process by which the Board of Directors of the Company may accept a superior offer in lieu of pursuing the Merger; provided however, CGP will have two business days to match or exceed such superior offer and (ii) providing that the termination fee payable by the stockholders of the Company upon the closing of a superior offer shall be CGP’s actual expenses in connection with the proposed Merger, not to exceed $2.5 million. The majority stockholder of the Company has also agreed, upon the closing of a superior offer, to return to CGP the nonrefundable deposits it had received upon execution of the Merger Agreement.

The settlement of the Action does not require that the Company or any of its directors make any payments to the plaintiff or the class represented thereby. The Company has agreed, however, to pay up to $105,000 of the plaintiff’s attorneys fees and expenses upon the closing of the contemplated Merger or a superior offer. CGP and an affiliate of the majority stockholder have agreed to pay such $105,000 on behalf of the Company. The Memorandum of Understanding and the settlement of the Action (including the approval of the plaintiff’s attorneys fees), however, remain subject to court approval.  The court has given its preliminary approval and a Notice of Settlement relating thereto has been distributed to the Company's stockholders.

In addition to the amendments required by the Action, certain additional amendments have been made to the Merger Agreement regarding the timing of the Merger closing (moving the expected closing date from the end of June towards the end of July, 2003) and certain other matters. The descriptions contained herein of the Memorandum of Understanding and the amendments to the Merger Agreement are qualified by reference to the complete text of the applicable agreements filed as exhibits with this Form 8-K.

As of the date hereof, other than the plaintiff in the Action which holds 50 shares of the Company’s common stock, the Company has not received any objections or requests for appraisal rights in connection with the Merger. In addition to the approval of our majority stockholder which owns 67.3% of our common stock, the Company has also received the written approval of the Merger from an additional 15.5% of the Company’s stockholders.

Additionally, as previously disclosed, at the effective time of the Merger, each outstanding share of the Company’s common stock, except those shares as to which appraisal rights have been properly exercised, will be converted into the right to receive $21 in cash per share, less a pro rata portion of certain advisory, legal and other fees and expenses incurred in connection with the transaction, not to exceed $0.50 per share (the "Stockholder Expenses"). The Company currently anticipates such Stockholder Expenses to be approximately $0.47 per share; provided, however, such amount is only an estimate and may be more than anticipated. At the closing of the Merger, the Company will provide stockholders of the Company the final amount of the Stockholder Expenses. The Stockholder Expenses are currently anticipated to be comprised of the following:

Expense Category		Current Anticipated Estimate

The portion of the advisory fee of Dresdner Kleinwort Wasserstein Inc. ("DrKW") to be paid pro rata by the stockholders (the other half of which is to be paid by CGP). DrKW provided advisory services and also delivered a fairness opinion in connection with the prior terms of the Merger. This fee is only payable upon closing of the Merger:
$375,000

Reimbursement of majority stockholder for amounts paid on behalf of Company for expenses incurred in excess of limit provided in Section 6.03(h) of the Merger Agreement:
$193,000

Administrative Fee payable to an affiliate of our majority stockholder in connection with services provided and expenses incurred in connection with the extensive negotiation of the Merger Agreement. As described above, such affiliate has agreed to pay out of the proceeds of such fee, half of the amount to be paid to settle the Action (resulting in a net fee of $647,500):
$700,000

Legal fees:
$300,000

Total anticipated expenses:
$1,568,000

Per share:
$0.47

Item 7. Exhibits

(c)

10.1 Memorandum of Understanding dated June 19, 2003, in connection with that certain action pending in the Third Judicial District Court in and for Summit County, Utah entitled Pennsylvania Avenue Partners, LLC v. United Park City Mines Co., et al., Case No. 030500337.

10.2 First Amendment to Reinstatement Agreement and Plan of Merger, dated as of June 19, 2003, by and among Capital Growth Partners LLC, CGP Acquisition, Inc., and United Park City Mines Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARK CITY MINES COMPANY

By: /s/ Hank Rothwell

Hank Rothwell

President

Dated: June 20, 2003

Index to Exhibits

10.1 Memorandum of Understanding dated June 19, 2003, in connection with that certain action pending in the Third Judicial District Court in and for Summit County, Utah entitled Pennsylvania Avenue Partners, LLC v. United Park City Mines Co., et al., Case No. 030500337.

10.2 First Amendment to Reinstatement Agreement and Plan of Merger, dated as of June 19, 2003, by and among Capital Growth Partners LLC, CGP Acquisition, Inc., and United Park City Mines Company.